SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 11, 2006

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Abernathy Road, Suite 1200

Atlanta Georgia 30328

(Address of Principal

Executive Offices)

(770) 829-3700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

Effective January 11, 2006, Beazer Mortgage Corporation (“Beazer Mortgage”), a subsidiary of Beazer Homes USA, Inc. entered into a 364-day credit agreement with Guaranty Bank as Agent, JPMorgan Chase Bank, N.A. as Syndication Agent, U.S. Bank National Association as Documentation Agent and the following other Lenders: Bank of America, N.A., Washington Mutual Bank, National City Bank of Kentucky, Comerica Bank, Colonial Bank, N.A., Calyon New York Branch and BNP Paribas (the “Credit Agreement”) to fund the origination of residential mortgage loans.  The Credit Agreement provides for a maximum available borrowing capacity of $250 million to $350 million based on commitment periods as identified in the Credit Agreement and subject to compliance with the mortgage loan eligibility requirements as provided in the Credit Agreement.  The Credit Agreement is secured by certain mortgage loans held for sale and related property and is not guaranteed by Beazer Homes USA, Inc. or any of its subsidiaries that are guarantors of other indebtedness of Beazer Homes USA, Inc.  Beazer Mortgage pays interest on the outstanding balance under the Credit Agreement at a fluctuating per annum rate equal to one month LIBOR plus a margin of 1%.

The Credit Agreement contains customary representations, warranties and covenants, including covenants limiting liens, indebtedness, guaranties, mergers and consolidations, substantial asset sales, investments and loans, sale and leasebacks, restrictions on dividends and distributions and other fundamental changes. In addition, the Credit Agreement contains covenants including covenants to the effect that Beazer Mortgage will (i) maintain minimum Consolidated Tangible Net Worth and Consolidated Adjusted Tangible Net Worth (as defined in the Credit Agreement), (ii) maintain a Total Debt to Adjusted Tangible Net Worth Ratio (as defined in the Credit Agreement) of not more than 12 to 1, and (iii) have Consolidated Net Income (as defined in the Credit Agreement) of at least $1.00 during each fiscal quarter.

In the event of a default by Beazer Mortgage under the Credit Agreement, the lenders may terminate the commitments under the Credit Agreement and declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. In addition, the lenders may enforce any and all rights and remedies created under the Credit Agreement, the collateral documents described in the Credit Agreement or applicable law. For events of default relating to insolvency, bankruptcy or receivership, the commitments are automatically terminated and the amounts outstanding become payable immediately.

The Credit Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference.  The above-referenced summary of the material terms of the Credit Agreement is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The disclosure contained in Item 1.01 is incorporated herein by reference.

Item 8.01.  Other Events

On January 9, 2006, Beazer Homes USA, Inc. entered into technical amendments to the indentures (the “Indentures”) governing its 8 5/8% Senior Notes due 2011, 8 3/8% Senior Notes due 2012, 6 ½% Senior Notes due 2013 and 6 7/8% Senior Notes due 2015, in the form of supplemental indentures.  The supplemental indentures are attached hereto as Exhibits 99.1 and 99.2, respectively.

In addition, on January 9, 2006, Beazer Mortgage Corporation was declared an Unrestricted Subsidiary and was released from its Subsidiary Guarantees under the Indentures.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

10.1

Credit Agreement dated as of January 11, 2006, by and among Beazer Mortgage Corporation as Borrower, the Lenders party thereto, Guaranty Bank as Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and U.S. Bank National Association as Documentation Agent

99.1	Sixth Supplemental Indenture, dated as of January 9, 2006, to the Trust Indenture dated as of May 21, 2001.

99.2	Seventh Supplemental Indenture, dated as of January 9, 2006, to the Trust Indenture dated as of April 17, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: January 17, 2006	By:	/s/ James O’ Leary
James O’Leary
Executive Vice President and Chief Financial Officer